Exhibit 99.B(d)(6)

EXHIBIT D6

Amendment No. 4 to the

Investment Advisory Agreement

January 23, 2007

SSgA Funds Management, Inc.

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

Ladies and Gentlemen:

The Investment Advisory Agreement between the SSgA Funds and SSgA Funds Management, Inc., dated May 1, 2001, as amended, is hereby amended to reduce the fee charged by the Advisor for investment advisory services to the SSgA US Treasury Money Market Fund, as reflected in the attached Amended Exhibit “A.”

SSgA Funds			SSgA Funds Management, Inc.

By:	/s/ James Ross	By:	/s/ Ellen M. Needham

AMENDED

EXHIBIT “A”

JANUARY 23, 2007

As consideration for the Adviser’s services to the following Funds, the Adviser shall receive from each of these Funds an annual advisory fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Fund’s average daily net assets during the month:

SSgA Money Market Fund	0.25%
SSgA US Government Money Market Fund	0.25%
SSgA S&P 500 Index Fund	0.03%*
SSgA Disciplined Equity Fund	0.25%
SSgA Bond Market Fund	0.30%
SSgA Yield Plus Fund	0.25%
SSgA US Treasury Money Market Fund	0.10%**
SSgA Core Opportunities Fund	0.75%
SSgA Small Cap Fund	0.75%
SSgA Intermediate Fund	0.30%
SSgA Prime Money Market Portfolio	0.10%**
SSgA Emerging Markets Fund	0.75%
SSgA Tax Free Money Market Fund	0.25%
SSgA Tuckerman Active REIT Fund	0.65%
SSgA International Stock Selection Fund	0.75%
SSgA Life Solutions Income and Growth Fund	0.00%
SSgA Life Solutions Balanced Fund	0.00%
SSgA Life Solutions Growth Fund	0.00%
SSgA International Growth Opportunities Fund	0.75%
SSgA High Yield Bond Fund	0.30%
SSgA Aggressive Equity Fund	0.75%
SSgA IAM SHARES Fund	0.25%
SSgA Large Cap Value Fund	0.75%
SSgA Large Cap Growth Opportunities Fund	0.75%
SSgA Directional Core Equity Fund	1.25%
SSgA Enhanced Small Cap Fund	0.45%

*	Only in the event the assets of the Fund are no longer invested in the Master Fund.
**	This fee reflects a contractual waiver in effect until 12/31/2010.